Exhibit 6

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of securities of OpGen, Inc.

EXECUTED this 23rd day of July, 2015.

MERCK GLOBAL HEALTH INNOVATION FUND, LLC

By:	/s/ William J. Taranto
Name:	William J. Taranto
Title:	Manager / President

MERCK SHARP & DOHME CORP.

By:	/s/ Katie E. Fedosz
Name:	Katie E. Fedosz
Title:	Assistant Secretary

MERCK & CO., INC.

By:	/s/ Katie E. Fedosz
Name:	Katie E. Fedosz
Title:	Senior Assistant Secretary